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                                                                  Exhibit (a)(9)

To:  All Employees
From:  Christine Russell
Cc:  Linda Patane
Subject:  Option Exchange Program - Important Additional Information
Date:  May 24, 2001

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If you are considering participation in our option exchange program through our
Offer to Exchange dated May 9, 2001, please review the following information.

We wanted to be sure that each of you receives copies of our most recent Annual Report and Quarterly Report filed with the SEC, because these filings contain important financial information relevant to your decision on whether to participate in the option exchange. Copies of these reports are attached to this e-mail. If you are having trouble viewing these attachments, or if you desire a hard copy for any other reason, we will send you a hard copy at no charge to you. Requests should be directed to Linda Patane by reply e-mail, or at our office at 1720 South Amphlett Blvd, Third Floor, San Mateo, California 94402, or by telephone at (650) 372-3600.

In addition, you may have noted that the Letter of Transmittal in connection with the Offer to Exchange says that you have read and understood the terms of the offer to exchange. You are not actually required to read and understand all of the terms of the offer in order to participate in the offer, and we will give no effect to language in any Letter of Transmittal that represents that you have read and understood the terms of the offer. Of course, it is still necessary to follow the procedures described in the offer, and we continue to recommend that you carefully read all materials you receive in connection with the offer.

Finally, the Offer to Exchange refers in Section 18 to forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. We wish to clarify that the safe harbor provided in the Private Securities Litigation Reform Act of 1995 does not apply to statements made in connection with the tender offer.

If you have any questions about the above, please feel free to contact Linda Patane or me.

Best,

Christine Russell